PROSPECTUS SUPPLEMENT NO. 4	Filed Pursuant to Rule 424(b)(3)
To Prospectus dated February 14, 2006	Registration No. 333-129842

Computer Software Innovations, Inc.

15,295,728 SHARES OF COMMON STOCK

This Prospectus Supplement supplements the Prospectus dated February 14, 2006, as amended and supplemented, relating to the offer and sale by the selling stockholder identified in the Prospectus of up to 15,295,278 shares of common stock of Computer Software Innovations, Inc.

This Prospectus Supplement includes a Current Report on Form 8-K (without exhibits) filed with the Securities and Exchange Commission on May 3, 2006.

The information contained in the report included in this Prospectus Supplement is dated as of the period of such report. This Prospectus should be read in conjunction with the Prospectus dated February 14, 2006, as supplemented on March 31, 2006, April 20, 2006 and April 24, 2006, which supplements are to be delivered with this Prospectus Supplement. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus dated February 14, 2006, including any supplements or amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is May 3, 2006

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 1, 2006

COMPUTER SOFTWARE INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51758	98-0216911
(Commission File Number)	(IRS Employer Identification No.)

1661 East Main Street, Easley, South Carolina	29640
(Address of principal executive offices)	(Zip Code)

(864) 855-3900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 1, 2006, the Company and RBC Centura Bank (the “Bank”) executed a Change in Terms Agreement and a Business Loan Agreement (the “Agreements”), each of which is dated April 24, 2006. The Agreements relate to a Promissory Note dated March 14, 2005 (the “Note”) that the Company executed in favor of the Bank. Essentially, the Agreements extend the maturity date of the Note from May 1, 2006 until July 15, 2006. The maturity date of the Note was previously extended by the Bank from March 1, 2006 until May 1, 2006, pursuant to a letter agreement previously disclosed by the Company in a Current Report on Form 8-K filed on March 1, 2006.

The Note and the Commitment Letter, Loan Agreement and Pledge and Security Agreement executed in connection with the Note (the “Loan Documents”) were originally disclosed in a Current Report on Form 8-K filed on March 18, 2005 (the “March 2005 8-K”) and described in Item 1.01 thereof. The descriptions of the Loan Documents in Item 1.01 of the March 2005 Form 8-K are incorporated herein by reference. Such descriptions are qualified in their entirety by reference to Exhibits 10.1, 10.2, 10.3 and 10.4 of the March 2005 8-K.

The Agreements obligate the Company to continue to make monthly payments of interest on the same terms and conditions as it was required to make such payments prior to the May 1, 2006 maturity date. Other than the extended maturity date and the obligation to continue to make monthly interest payments through the extended maturity date, the obligations of the parties under the Loan Documents remain unchanged.

The Change in Terms Agreement and the Business Loan Agreement are filed as Exhibit 10.1 and Exhibit 10.2 and are incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

In connection with the loan from the Bank governed by the Loan Documents, described in Item 1.01 of the Company’s March 2005 8-K and which item is incorporated herein by reference, the Company pledged substantially all of its assets as security for the loan. The pledge of assets is now extended through July 15, 2006.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The bank loan arrangement evidenced by the Loan Documents has been extended by the Agreements until July 15, 2006. The descriptions of the Loan Documents in Items 1.01 of the Company’s March 2005 8-K are incorporated into this item by reference. Such descriptions, however, are qualified in their entirety to Exhibits 10.1, 10.2, 10.3 and 10.4 of the March 2005 8-K.

Item 3.03. Material Modification to Rights of Security Holders.

Pursuant to the terms of the Commitment Letter, the Company may not, without the prior written consent of the Bank, pay any dividends or make any other distribution or payment (other than dividends or distributions of capital stock) on account of or in redemption, retirement or purchase of any capital stock, including preferred stock, or permit any of its subsidiaries to do so, which would result in the violation of any of the Company’s covenants under the Loan Agreement. This prohibition has been extended until July 15, 2006. The descriptions of the Commitment Letter and the Loan Agreement in Item 1.01 of the Company’s March 2005 8-K are incorporated into this item by reference. Such descriptions are qualified in their entirety by reference to Exhibits 10.1 and 10.3 of the March 2005 8-K.

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Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Change in Terms Agreement by and between the Company and RBC Centura Bank dated April 24, 2006

10.2	Business Loan Agreement by and between the Company and RBC Centura Bank dated April 24, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	/s/ Nancy K. Hedrick
Name:	Nancy K. Hedrick
Title:	President and CEO

Dated: May 3, 2006

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